LIQUI-BOX CORPORATION
                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE


                                                  Thirteen Weeks Ended
                                              ------------------------------
                                                 March 29,      March 30,
                                                   1997           1996

Primary:


Weighted average number of common
     shares outstanding                         5,819,257       6,115,866


Net effect of dilutive stock options--
     based on treasury stock method
     using average market price                   183,996         181,372
                                               ----------      ----------


Weighted average common and
     common equivalent shares                   6,003,253       6,297,238
                                               ==========      ==========


Net Income                                     $3,191,000      $3,141,000


Earnings per common and
     common equivalent share                   $     0.53      $     0.50
                                               ==========      ==========




Fully Diluted:


Weighted average number of common
     shares outstanding                         5,819,257       6,115,866


Net effect of dilutive stock options--
     based on treasury stock method
     using the quarter-end market price
     if higher than average market price          187,381         181,372
                                               ----------      ----------


Fully Diluted Shares                            6,006,638       6,297,238
                                               ==========      ==========



Net Income                                     $3,191,000      $3,141,000


Earnings per common share
     assuming full dilution                    $     0.53      $     0.50
                                               ==========      ==========


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